EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-267431 and 333-237366) on Form S-3, registration statement (No. 333-266200) on Form S-4, and registration statements (Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378, 333-178955, 333-181529, and 333-238012) on Form S-8 of our reports dated February 18, 2022, with respect to the consolidated financial statements and financial statement schedule III of Duke Realty Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Indianapolis, Indiana

February 14, 2023